UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 6, 2007
LAND O’LAKES, INC.

(Exact name of registrant as specified in its charter)

Minnesota	333-84486	41-0365145

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4001 Lexington Avenue North
Arden Hills, Minnesota		55126

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (651) 481-2222
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b)).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
     On March 6, 2007, Land O’Lakes, Inc., a Minnesota cooperative corporation (the “Company”), announced that one of its indirect wholly-owned subsidiaries, Forage Genetics, Inc. (“FGI”), recently filed a motion to intervene in a lawsuit brought against the U.S. Department of Agriculture (“USDA”) by the Center for Food Safety, the Sierra Club, two individual farmers/seed producers (together, the “Plaintiffs”) and others regarding Roundup Ready® Alfalfa. The Monsanto Company and several independent alfalfa growers also filed motions to intervene in the lawsuit. Although the amount of liability that may result from this matter cannot be ascertained at this time, we do not currently believe that it will result in a liability material to the Company’s consolidated financial condition, future results of operations or cash flows.
     By way of background, on June 25, 2005, the United States Department of Agriculture (“USDA”) approved a petition submitted by Monsanto and FGI for a Determination of Non-regulated Status for Roundup Ready Alfalfa. On February 16, 2006, the Plaintiffs commenced an action under the National Environmental Policy Act (“NEPA”), the Endangered Species Act (“ESA”), and the Plant Protection Act (“PPA”), seeking declaratory and injunctive relief to set aside the USDA’s determination. On February 13, 2007, the United States District Court for the Northern District of California (the “Court”) granted the Plaintiffs’ motion on its NEPA claim that the USDA, through the Animal and Plant Health Inspection Service (“APHIS”), failed to take a “hard look” at the potential environmental impacts of its deregulation decision and ordered APHIS to prepare an Environmental Impact Statement (“EIS”). In its February 13 Memorandum and Order, the Court directed the parties to meet and confer and submit a proposed Judgment to the Court on or before February 26, 2007. The parties subsequently jointly filed a stipulation moving the Court to extend the time to file a proposed judgment until March 2, 2007. Because the injunctive relief granted by the Court may have a direct, immediate and harmful effect upon its operations, FGI moved to intervene in the remedial phase of the action.
     Included in FGI’s motion is information on the voluntary stewardship programs for Roundup Ready Alfalfa that directly addresses the Court’s concerns about potential gene escape. Information is also provided as to the significant economic impact on the alfalfa seed industry, including growers, if the Court were to impose any restrictions on the sale, production or planting of Roundup Ready Alfalfa. FGI’s revenues from the sale of Roundup Ready Alfalfa since the June 2005 deregulation action have totaled approximately $8 million. In 2006, FGI’s revenues from Roundup Ready Alfalfa comprised approximately 35% of FGI’s total revenues, or approximately 2.5% of the Company’s total seed revenues. The value of the Roundup Ready Alfalfa seed to be harvested from current FGI-contracted seed production acres in 2007 is more than $15 million.
     While neither the Company nor FGI was named in the suit, officials of the companies indicated a commitment to ensuring that Roundup Ready Alfalfa producers’ and seed sellers’ interests be represented in the court proceedings.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LAND O’LAKES, INC.
Date: March 6, 2007	/s/ Daniel Knutson
Daniel Knutson
Senior Vice President & Chief Financial Officer